Exhibit 32.1

CERTIFICATE OF

PRINCIPAL EXECUTIVE OFFICER

AND

PRINCIPAL FINANCIAL OFFICER

OF

NITRO PETROLEUM INCORPORATED

I, Larry Wise, President, Chief Executive Officer and Chief Financial Officer of Nitro Petroleum Incorporated (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-QSB for the quarter ended April 30, 2008 (the “Report”):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
b.

the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at April 30, 2008, and the results of the Company’s operations for the quarter ended April 30, 2008.

Date: June 20, 2008	/s/ Larry Wise

Larry Wise
President, Chief Executive Officer and
Chief Financial Officer